Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:40 PM 06/18/2026 FILED 01:40 PM 06/18/2026 SR 20263454149 - File Number 10083726

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COPPERTECH METALS INC.

Pursuant to Sections 228, 242 and 245
of the General Corporation Law of the State of Delaware

CopperTech Metals Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended from time to time, (the “DGCL”), hereby certifies as follows:

1.	The name of the Corporation is CopperTech Metals Inc. The Corporation was originally incorporated under the name Global Transition Resources Inc.

2.	The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on January 30, 2025. On September 17, 2025, the Corporation filed a Certificate of Amendment of Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware. The Amendment was duly adopted by the Board of Directors of the Corporation (the “Board”) and by the sole stockholder of the Corporation in accordance with Section 242 of the DGCL.

3.	This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the DGCL and has been duly approved by the written consent of the Corporation’s sole stockholder in accordance with Section 228 of the DGCL.

4.	The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST:	The name of the Corporation is CopperTech Metals Inc. (the “Corporation”).

SECOND:	The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists and may hereinafter be amended.

FOURTH:	The total number of shares of stock which the Corporation shall have authority to issue is 1,600,000,000 shares of capital stock, consisting of (i) 1,500,000,000 shares of common stock with a par value of $0.01 per share (the “Common Stock”) and (ii) 100,000,000 shares of preferred stock with a par value of $0.01 per share.

Upon the effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s existing common stock, of no par value, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and become one share of validly issued, fully paid and non-assessable Common Stock. The reclassification of the Old Common Stock into Common Stock shall occur at the Effective Time, regardless of when and whether the certificates, if any, previously representing such shares of Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing the shares of Common Stock into which they shall have been reclassified pursuant to this paragraph. After the Effective Time, any certificates previously representing shares of Old Common Stock will, until such certificates are surrendered to the Corporation, be deemed to represent the whole number of shares of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Amended and Restated Certificate of Incorporation. There shall be no fractional shares issued with respect to the reclassification of shares of Old Common Stock. In lieu of fractional shares, the Corporation shall pay to each holder otherwise entitled to receive any such fraction an amount of cash equal to the fair value thereof, as determined in good faith by the Board.

FIFTH:	The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)       The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(2)       The directors shall have concurrent power with the stockholders to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

(3)       The number of directors constituting the Corporation’s Board shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

(4)       No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; or (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Article FIFTH shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. All references in this Article FIFTH to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

(5)       In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and the Bylaws; provided, however, that no Bylaws hereafter adopted, amended or repealed by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been so adopted, amended or repealed.

SIXTH:	Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

SEVENTH:	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 15th day of June, 2026.

COPPERTECH METALS INC.

By:
Name: Deshnee Naidoo
Title: Chief Executive Officer, President
and Executive Director

[Signature Page to Amended and Restated Certificate of Incorporation]